Exhibit 99-1

Energy East Corporation Announces First Quarter 2003 Financial Results
Provides 2003 Earnings Guidance of $1.55 to $1.70 per share

FOR IMMEDIATE RELEASE

Albany, NY, and Portland, ME, April 25, 2003, Energy East Corporation [NYSE:EAS] today announced the following financial results.

Earnings per share for the quarter ended March 31, 2003, were 93 cents compared to 90 cents for the quarter ended March 31, 2002. Earnings per share for the 12 months ended March 31, 2003, were $1.58 compared to $1.52 for the 12 months ended March 31, 2002. Earnings per share for the three and twelve month periods include the nonrecurring items shown in the following table:
	Three Months		Twelve Months

Periods Ended March 31	2003	2002	2003	2002

Earnings Per Share, basic and diluted	$.93	$.90	$1.58	$1.52
Restructuring expenses	-	-	.19	-
Writedown of investment in NEON Communications	-	..05	..01	..44

Earnings Per Share, excluding nonrecurring items	$.93	$.95	$1.78	$1.96

The decrease in earnings per share, excluding nonrecurring items, for the three months ended March 31, 2003, is primarily the result of an electric rate reduction of $205 million ordered by the New York State Public Service Commission (NYPSC) for New York State Electric & Gas Corporation (NYSEG) the company's largest utility. This rate reduction, which became effective March 1, 2002, reduced earnings 16 cents per share. Earnings were further reduced by 4 cents per share due to lower noncash pension income and 5 cents per share due to an increase in the cost of purchased power. Those decreases were significantly offset by 18 cents per share for higher electric and natural gas deliveries (primarily residential and commercial) due to colder winter weather in 2003 and 4 cents per share due to NYSEG's natural gas supply charge, which began October 1, 2002.

The decrease in earnings, excluding nonrecurring items, for the 12 months ended March 31, 2003, is primarily the result of 64 cents per share for NYSEG's electric price reduction effective March 1, 2002; 14 cents per share due to lower wholesale sales and an increase in the cost of purchased power; 8 cents per share for higher operating costs, such as the cost of merger integration efforts; 7 cents per share for a loss on early retirement of debt; and 7 cents per share for lower noncash pension income. Those decreases were significantly offset by increases of 43 cents per share for higher electric and natural gas deliveries (primarily residential and commercial) due to warmer summer weather in 2002 and colder winter weather in both the fourth quarter of 2002 and the first quarter of 2003; 29 cents per share due to lower natural gas costs, which includes the benefit of NYSEG's natural gas supply charge that went into effect October 1, 2002; and 13 cents per share due to the elimination of goodwill amortization in 2002.

At a financial analysts' meeting on Monday, April 28, 2003, Energy East will provide earnings guidance of between $1.55 to $1.70 per share for 2003. This range reflects the company's first quarter results and expected synergy savings from its integration initiatives, offset by regulatory uncertainties surrounding the earnings of one of its subsidiaries, Rochester Gas and Electric Corporation (RG&E) and lower expected pension income for 2003 of approximately 15 cents per share.

"All of our electric and gas utilities with the exception of RG&E now operate under long-term performance based rate plans," said Wes von Schack, Energy East's Chairman, President and Chief Executive Officer. "These plans allow us to share in integration savings and provide a level of stability to our customer rates and earnings. Achieving a similar long-term plan for both electric and gas rates at RG&E is a major objective for 2003."

Due to an inadequate rate decision from the New York Public Service Commission (NYPSC) earlier this year, RG&E has filed a petition with the NYPSC to authorize deferral and recovery of costs associated with a recent ice storm ($15 million) and replacement power costs for a scheduled outage at the Ginna nuclear power plant in September ($16 million). RG&E intends to file a court appeal of the NYPSC rate decision, as well as a new rate case in May, and will work toward achieving a long-term performance based rate plan.

Integration savings, previously estimated at over $80 million annually, are now expected to be approximately $100 million by 2006. These savings, which include operating expenses and capital, will come from the consolidation of "back office" functions such as accounting, finance, information services and supply chain, as well as the implementation of other merger-enabled initiatives across Energy East's six utilities. As of April 30, 2003, total headcount will have been reduced by approximately 650 or 8%, with some additional reductions expected in early 2004 upon completion of the company's enterprise resource planning initiative.

Energy East provides information on earnings exclusive of nonrecurring items because it believes this information may be helpful to investors in assessing the company's results of ongoing operations. Energy East cautions investors that its view of nonrecurring items may differ from that of other companies and earnings exclusive of nonrecurring items should not be used as a surrogate for reported earnings prepared in accordance with generally accepted accounting principles.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Energy East's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of the risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in Energy East's Annual Report on Form 10-K for the year ended December 31, 2002.

Preliminary Consolidated Statements of Income and Energy Delivery Statistics for the 3 months and 12 months ended March 31, 2003, are presented on the next two pages.

About Energy East: Energy East is a respected super-regional energy services and delivery company that our customers can depend on every day. We are a motivated and skilled team of professionals dedicated to creating shareholder value through our focus on profitable growth, operational excellence and strong customer partnerships. We serve 3 million customers (1.8 million electricity, 900,000 natural gas and 300,000 other retail energy customers) throughout upstate New York and New England.
Contact:	Scott P. Martin
Manager, Investor Relations
(607) 347-2561

Energy East Corporation
Consolidated Statements of Income - (Unaudited)
	Three Months		Twelve Months

Periods Ended March 31	2003	2002	2003	2002

(Thousands, except per share amounts)
Operating Revenues
Utility	$1,398,825	$976,008	$4,021,441	$3,305,809
Nonutility	240,521	52,570	598,245	211,418

Total Operating Revenues	1,639,346	1,028,578	4,619,686	3,517,227

Operating Expenses
Electricity purchased and fuel used in generation Utility	321,581	292,408	1,222,002	1,204,746
Nonutility	36,787	13,545	106,501	83,086
Natural gas purchased Utility	401,839	188,123	738,752	486,439
Nonutility	49,211	21,607	105,827	47,858
Gasoline, propane and oil purchased, nonutility	107,977	1,229	250,517	3,006
Other operating expenses Utility	185,737	124,605	694,891	507,408
Nonutility	24,594	16,618	87,601	61,484
Maintenance	47,310	34,825	174,607	138,207
Depreciation and amortization	77,911	46,143	278,764	199,084
Other taxes	86,085	50,606	266,036	184,959
Restructuring expenses	-	-	40,567	-
Gain on sale of generation assets	-	-	-	(84,083)
Deferral of asset sale gain	-	-	-	71,803

Total Operating Expenses	1,339,032	789,709	3,966,065	2,903,997

Operating Income	300,314	238,869	653,621	613,230
Writedown of Investment	-	10,115	2,094	88,537
Other (Income)	(4,748)	(7,269)	(24,362)	(30,020)
Other Deductions	1,868	1,834	29,881	8,305
Interest Charges, Net	68,282	55,911	270,117	217,345
Preferred Stock Dividends of Subsidiaries	8,419	7,592	32,955	21,570

Income Before Income Taxes	226,493	170,686	342,936	307,493
Income Taxes	91,029	65,116	124,438	129,917

Net Income	$135,464	$105,570	$218,498	$177,576

Earnings Per Share, basic and diluted	$.93	$.90	$1.58	$1.52

Dividends Paid Per Share	$.25	$.24	$.97	$.93

Average Common Shares Outstanding, basic	145,096	116,720	138,114	116,544

Average Common Shares Outstanding, diluted	145,215	116,720	138,143	116,544

Energy Delivery Statistics - (Unaudited)
	Three Months		Twelve Months

Periods Ended March 31	2003	2002	2003	2002

Electricity (thousands of megawatt-hours)
Residential	3,352	2,422	11,156	8,502
Commercial	2,311	1,635	8,696	6,529
Industrial	1,806	1,482	7,018	6,391
Other	621	441	2,110	1,593

Total retail	8,090	5,980	28,980	23,015
Wholesale	1,411	1,396	5,344	5,782

Total	9,501	7,376	34,324	28,797

Natural Gas (thousands of dekatherms)
Residential	42,205	22,885	82,068	49,307
Commercial	12,314	8,189	25,314	18,136
Industrial	1,522	961	3,495	2,631
Other	3,429	3,977	13,959	13,450
Transportation of customer-owned gas	29,746	20,095	90,131	65,087

Total retail	89,216	56,107	214,967	148,611
Wholesale	2,303	1,958	7,419	7,881

Total	91,519	58,065	222,386	156,492